Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of JMAR Technologies, Inc. of our report dated April 1, 2008 relating to our audits of the financial statements and the financial statement schedule, which appears in the Annual Report on Form 10-K of JMAR Technologies, Inc. for the year ended December 31, 2007.  Our report dated April 1, 2008 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Irvine, California
April 4, 2008